                                                                   Exhibit 99.1

  Not for release, publication or distribution in whole or in part in or into
                          Canada, Australia or Japan

                             FOR IMMEDIATE RELEASE

               SDL, INC. ANNOUNCES RECOMMENDED OFFER TO ACQUIRE
                             IOC INTERNATIONAL PLC

  Acquisition Intended to Expand SDL's Offerings to Dense Wavelength Division
                 Multiplexing Customers and European Presence

San Jose, California--March 31, 1999--SDL, Inc. (Nasdaq: SDLI) ("SDL") announced today that agreement has been reached with the board of IOC International plc ("IOC") on the terms of a recommended offer for IOC. The IOC Group is a UK-based manufacturer of lithium niobate components for long haul fiber optic transmission systems. IOC Shares are traded on the United Kingdom Alternative Investment Market ("AIM") under the symbol IOC. The acquisition is intended to expand SDL's range of optical products to its large base of dense wavelength division multiplexing customers and enhance its presence in Europe in manufacturing, development and sales and marketing.

Terms of the Offer

SDL will offer to acquire the whole of the share capital of IOC in exchange for New SDL Common Stock on the basis of 1.815 shares of New SDL Common Stock for every 100 IOC Shares (before taking account of SDL's recently announced intention to declare a 2 for 1 stock split by way of a stock dividend). Full acceptance of the Offer will involve the issue of SDL Common Stock representing approximately four per cent. of SDL's current outstanding Common Stock and values IOC's current issued share capital at approximately $46 million (approximately $50 million on a fully diluted basis after adjusting for the exercise of all outstanding IOC options and deducting the aggregate exercise price of such options). The Offer is intended to qualify as a pooling of interests transaction and is conditional upon, among other factors, the SEC declaring a Registration Statement effective and the receipt of acceptances in respect of 90 per cent. of IOC Shares.

The directors of IOC intend unanimously to recommend IOC Shareholders to accept the Offer. The UK directors of IOC and certain other IOC Shareholders have given irrevocable undertakings to accept the Offer in respect of holdings amounting in total to 19,766,175 IOC Shares, representing approximately 63 per cent. of IOC's issued share capital as at March 30, 1999. Of these undertakings, those relating to 5,084,830 IOC Shares (approximately 16 per cent.) will be binding even if a higher competing offer is made for IOC and those relating to 14,681,345 IOC Shares (approximately 47 per cent.) will cease to be binding under certain circumstances. SDL will issue an Offer document to IOC Shareholders following the declaration by the SEC that the Registration Statement is effective. SDL expects the acquisition to be completed in the second quarter of 1999. Rea Brothers Limited is acting for SDL in connection with the Offer and Henry Cooke Corporate Finance Ltd is acting for IOC.

Following the acquisition, the IOC executive management team is expected to remain, including Mike Powell, who will continue as managing director of IOC. The IOC operating unit will report to Gregory P. Dougherty, the chief operating officer of SDL. SDL expects to integrate the sales organisations into a common structure.

Acquisition expands SDL's offerings to fiber optic system customers

Commenting on the Offer, Donald R. Scifres, chairman and chief executive officer of SDL, said "The acquisition of IOC is designed to expand our ability to service the growing dense wavelength division multiplexing ("DWDM") market by broadening our existing product portfolio. With the addition of IOC's lithium niobate based components and modules, we are able to provide our existing customer base with more elements of their DWDM solutions, while leveraging the increasing market for 10 Gbit/s products." Donald R. Scifres continued, "From this acquisition, SDL also gains additional manufacturing, development and sales and marketing capabilities. The combination of SDL and IOC is expected to enable SDL to further penetrate the European market, while allowing IOC a faster entry to the substantial US market."

Mike Powell, managing director of IOC, commented "The combination of the two companies adds to IOC's strengths as we benefit from the strong leadership position SDL has established in the telecommunications industry. SDL is considered a key supplier to most of the major telecommunication equipment suppliers. We believe SDL's strong customer relationships will allow IOC to expand rapidly the demand for our products."

IOC and SDL product offerings

The IOC Group's products include 2.5 Gbit/s and 10 Gbit/s modulators and other lithium niobate products which are designed for use in long haul fiber optic transmission systems. The IOC Group manufactures hermetically sealed lithium niobate modulators, developed for high reliability applications for both 2.5 Gbit/s and 10 Gbit/s transmission. The worldwide lithium niobate modulator market is expected to grow significantly as transmission systems continue to move to 10 Gbit/s and 40 Gbit/s data rates per wavelength division multiplexing ("WDM") channel.

Since the admission of its shares to AIM, IOC has invested heavily in manufacturing capacity and technologies. As a result, the IOC Group now provides high yield manufacturing of high performance products. IOC tests and qualifies all its products to industry quality standards.

The acquisition of IOC is intended to expand SDL's range of optical products to its DWDM customers and is a key part of SDL's strategy to offer a full line of critical components to fiber optic system manufacturers. SDL already has a leading position for the supply of 980 nm pump modules used in fiber amplifiers for both terrestrial and undersea communications business. SDL also offers a line of other products for use in the telecommunications business including fiber Bragg gratings, WDM combined 980 nm pump lasers and modules, high power 1480 nm laser pump modules, fiber amplifiers and tunable 1550 nm sources for telecommunications diagnostic equipment.

SDL designs, manufactures and markets fiber optic related products, lasers and optoelectronic based systems. Its products are used in a diversity of markets such as telecommunications, cable television, dense wavelength division multiplexing, satellite communications, printing, medical and materials processing.

Enquiries:

SDL, Inc.
Donald R. Scifres.................... Chief Executive Officer  001 408 943 9411
Michael L. Foster.................... Chief Financial Officer  001 408 943 9411

Rea Brothers Limited
Jennifer Pantling.................... Director                 0171 623 1155

IOC International plc
Dennis Taylor........................ Chairman                 01376 502110
Mike Powell.......................... Managing Director        01376 502110

Henry Cooke Corporate Finance Ltd
Joanne Lake.......................... Director                 0161 832 2288
Philip Johnson....................... Director                 0161 832 2288

Statements in this press announcement which are not historical, including statements regarding SDL's or IOC's or their respective management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (a US statute). Such statements include statements regarding SDL's intention to expand its product range, its customer base, its markets and presence in Europe with manufacturing, development and sales and marketing, its belief that the worldwide lithium niobate modulator market will grow significantly, its expectation to retain the IOC management team, the terms of the Offer, and its expectations to complete the acquisition during the second quarter of 1999. It is important to note that SDL's and IOC's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include risks related to uncertainties in or failure to meet customer and market requirements, failure to achieve or participate in market growth, failure to achieve a profitable operation, inability to penetrate the European markets, delay or failure to complete the transaction in the second quarter of 1999, delay or failure to successfully incorporate the acquired business, an inability to retain the present IOC management team and the risk factors listed from time to time in SDL's SEC reports including but not limited to the annual reports on Form 10-K and 10-K/A for the year ended January 1, 1999.

The directors of SDL accept responsibility for the information contained in this press announcement, except for the information in this press announcement concerning IOC, its subsidiary and their respective businesses, the directors of IOC and their connected persons and persons acting in concert with, and associates of, IOC. Subject as aforesaid, to the best of the knowledge and belief of the directors of SDL (who have taken all reasonable care to ensure that such is the case), the information contained in this press announcement for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of IOC accept responsibility for the information contained in this press announcement concerning IOC, its subsidiary and their respective businesses, themselves and their connected persons and persons acting in concert with, and associates of, IOC. To the best of the knowledge and belief of the directors of IOC (who have taken all reasonable care to ensure that such is the case), the information contained in this press announcement for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The statements set out in the two immediately preceding paragraphs are included solely to comply with the requirements of Rule 19.2 of the City Code and shall not be deemed to establish or expand any liability under the Securities Act or any state securities legislation in the United States.

The Offer will not be made to IOC Shareholders in the United States, Canada, Australia and Japan.

Rea Brothers Limited, which is regulated by The Securities and Futures Authority Limited, is acting exclusively for SDL and no-one else in connection with the Offer and will not be responsible to anyone other than SDL for providing the protections afforded to customers of Rea Brothers Limited nor for providing advice in relation to the Offer.

Henry Cooke Corporate Finance Ltd, which is regulated by The Securities and Futures Authority Limited, is acting exclusively for IOC and no-one else in connection with the Offer and will not be responsible to anyone other than IOC for providing the protections afforded to customers of Henry Cooke Corporate Finance Ltd nor for providing advice in relation to the Offer.

Rea Brothers Limited has approved the contents of this announcement solely for the purposes of section 57 of the Financial Services Act 1986.

  Not for release, publication or distribution in whole or in part in or into the United States, Canada, Australia or Japan

                                                                  31 March 1999

                               SDL, INC. ("SDL")

              RECOMMENDED OFFER FOR IOC INTERNATIONAL PLC ("IOC")

1. Introduction

  The boards of SDL and IOC are pleased to announce that agreement has been reached on the terms of a recommended share for share offer ("the Offer"), to be made by Rea Brothers Limited on behalf of SDL, for the whole of the share capital of IOC.

On the basis set out below, the Offer represents a premium of 67 per cent. over the IOC Closing Price on 30 March 1999, the last dealing day before this announcement.

The directors of IOC, who have been so advised by Henry Cooke, consider the terms of the Offer to be fair and reasonable and intend unanimously to recommend IOC Shareholders to accept the Offer. In providing advice to the board of IOC, Henry Cooke has taken into account the commercial assessments of the directors of IOC. IOC Shareholders should, however, have regard to certain risk factors relating to SDL which will be set out in the Offer Document.

The UK directors of IOC and certain other IOC Shareholders have given irrevocable undertakings to accept the Offer in respect of holdings amounting in total to 19,766,175 IOC Shares, representing 63.49 per cent. of IOC's issued share capital as at 30 March 1999. Of these undertakings, those relating to 5,084,830 IOC Shares (16.33 per cent.) will be binding even if a higher competing offer is made for IOC and those relating to 14,681,345 IOC Shares (47.16 per cent.) will cease to be binding under certain circumstances.

Further details of the irrevocable undertakings are set out in Appendix 2 to this announcement.

Subject to the conditions set out in Appendix 1 to this announcement, SDL expects the acquisition of IOC to be completed in the second quarter of 1999.

2. The Offer

The making of the Offer and the posting of the Offer Document are conditional on the Registration Statement, which it is intended will be filed with the SEC as soon as practicable, becoming effective. Subject to the satisfaction of that condition, the Offer will be made on, and subject to, the conditions and principal further terms set out in Appendix 1 to this announcement, and on the following basis:

      for every 100 IOC Shares      1.815 shares of New SDL Common Stock

and so in proportion for any other number of IOC Shares held. This is calculated before taking account of SDL's recently announced intention to declare a 2 for 1 stock split by way of a stock dividend.

Based on the closing SDL Common Stock price on the NASDAQ National Market System on 30 March 1999 of $82.25 per share and an exchange rate of $1.6115 to (Pounds)1 (being the Noon Buying Rate on 30 March 1999), the Offer values each IOC Share at 92.6p ($1.49).

Full acceptance of the Offer will involve the issue of up to 632,088 shares of New SDL Common Stock, representing approximately four per cent. of SDL's current outstanding Common Stock and values IOC's current issued share capital at approximately (Pounds)28.8 million ($46.5 million) (approximately (Pounds)31.1 million ($50.1 million) on a fully diluted basis after adjusting for the exercise of all outstanding IOC options and deducting the aggregate exercise price of such options).

The New SDL Common Stock issued pursuant to the Offer will be credited as fully paid and will rank pari passu in all respects with the existing SDL Common Stock, including the right to receive all dividends and other distributions declared, made or paid after the date of this announcement (including the right to receive the benefit of the stock dividend referred to above relating to the intended stock split by SDL).

If the Offer becomes or is declared unconditional in all respects, fractions of a share of SDL Common Stock will not be issued to accepting IOC Shareholders, who will instead receive from SDL an amount in cash (calculated in sterling by reference to the Noon Buying Rate and the closing SDL Common Stock price on the NASDAQ National Market System on the date the Offer becomes or is declared unconditional in all respects) in lieu of any entitlements to a fraction of a share of SDL Common Stock. Individual entitlements of less than (Pounds)3.00, however, will not be paid to IOC Shareholders but will be retained for the benefit of the Enlarged Group.

Application will be made to the National Market System of NASDAQ for the New SDL Common Stock issued pursuant to the Offer to be admitted to the National Market System of NASDAQ for quotation. The New SDL Common Stock will not be listed on the London Stock Exchange or traded on AIM. Further details of settlement, listing and dealing will be included in the Offer Document to be sent to IOC Shareholders in due course, following the satisfaction of the pre-condition set out in Appendix 1 to this announcement.

The IOC Shares which are the subject of the Offer will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attached to them, including the right to receive and retain the benefit of all dividends and other distributions declared, made or paid hereafter.

3. Dealing facility

The New SDL Common Stock will be traded on the NASDAQ National Market System, but will not be listed on the London Stock Exchange or traded on AIM. Since IOC Shareholders may not be able to deal easily or economically in the US market, IOC Shareholders will, shortly after the Offer Document is posted, receive information regarding a dealing facility developed by IRG Trustees Limited using the services of Donaldson, Lufkin & Jenrette International. This arrangement will enable those IOC Shareholders who wish to sell any of their New SDL Common Stock to do so at a competitive rate of commission. The facility will be available to IOC Shareholders who accept the Offer for a limited period following the Offer becoming or being declared unconditional in all respects.

4. Irrevocable undertakings

The UK directors of IOC and certain other IOC Shareholders have given irrevocable undertakings to accept the Offer in respect of holdings amounting in total to 19,766,175 IOC Shares, representing approximately 63.49 per cent. of IOC's issued share capital as at 30 March 1999. Of these undertakings, those relating to 5,084,830 IOC Shares (16.33 per cent.) will be binding even if a higher competing offer is made for IOC and those relating to 14,681,345 IOC Shares (47.16 per cent.) will cease to be binding under certain circumstances.

Further details of the irrevocable undertakings are set out in Appendix 2 to this announcement.

As part of its overall plan to acquire the entire issued share capital of IOC, SDL purchased 10,550 IOC Shares on 29 March 1999. Immediately following the acquisition of IOC, SDL intends to transfer all or a portion of its IOC Shares to a direct or indirect subsidiary. Save for this holding and the irrevocable undertakings referred to above, no member of the SDL Group nor, so far as SDL is aware, any party acting in concert (as defined in the City Code) with SDL owns or controls any IOC Shares or holds any options to purchase IOC Shares or has received any irrevocable commitments to accept the Offer or has entered into any derivative contracts referenced to IOC Shares which remain outstanding.

5. IOC Share Option Schemes

The Offer will extend to any IOC Shares which are unconditionally allotted or issued whilst the Offer remains open for acceptance pursuant to the exercise of options under the IOC Share Option Schemes.

As part of the Offer, appropriate proposals reflecting the terms of the Offer will be made in due course to participants in the IOC Share Option Schemes which will provide holders of options under the IOC Share Option Schemes with the ability to exchange their options for options over SDL Common Stock. These proposals will be made subsequent to, or conditional upon, the Offer becoming or being declared unconditional in all respects. IOC has agreed with SDL to refrain from taking any voluntary action and not to make any changes to the IOC Share Option Schemes which would cause options over IOC Shares to be exercised at a date earlier than the date on which they would otherwise become exercisable.

6. Accounting treatment

Pooling of interests

The acquisition of IOC Shares under the Offer is intended to qualify as a pooling of interests transaction, which means the recorded assets and liabilities of IOC will be carried forward to the combined business at their recorded amounts. The historical revenues and expenses of IOC, for all periods, will be combined with those of SDL, whose financial statements will then be restated.

SDL expects, on the date that the Offer becomes or is declared unconditional in all respects, that it will have received a letter from Ernst & Young LLP, dated as of the date on which the Offer becomes or is declared unconditional in all respects, to the effect that no conditions exist in relation to IOC (other than any arising as a result of anything done by any member of the IOC Group pursuant to a request evidenced in writing by or on behalf of SDL) that would preclude SDL accounting for the Offer as a pooling of interests under Accounting Principles Board Opinion No. 16.

Affiliate agreements

In order that the acquisition of IOC may be treated as a pooling of interests under US GAAP, the directors of IOC have agreed with SDL in respect of a total of 1,227,500 IOC Shares (representing approximately 3.94 per cent. of IOC's issued share capital as at 30 March 1999), unless certain conditions set out in those agreements are satisfied, not to deal in their IOC Shares (other than to accept the Offer) or their New SDL Common Stock until SDL has published financial statements incorporating at least 30 days of post acquisition combined operations of SDL and IOC. Financial statements reflecting the combined operations of SDL and IOC are required to be included in SDL's quarterly report on Form 10-Q, filed with the SEC, for the quarter in which the Offer becomes or is declared unconditional in all respects.

7. Information on SDL

SDL designs, manufactures and markets fiber optic related products, lasers and optoelectronic based systems. Its products are used in a diversity of markets such as telecommunications, cable television, dense wavelength division multiplexing ("DWDM"), satellite communications, printing, medical and materials processing.

SDL was established in 1983 as a joint venture between Xerox and Spectra-Physics to develop and commercialise semiconductor laser technology. The management of SDL led a group to buy-out the joint venture partners in 1992 and the Company was admitted to NASDAQ in 1995. SDL's technical staff, including over fifty PhDs, represents one of the largest investments in core technology in the photonics industry. From the original products introduced in 1984, SDL has expanded its product offering to over 200 standard products in addition to providing custom design and packaging for original equipment manufacturer ("OEM") customers. SDL's revenue also includes revenue from customer-funded research programs.

By 1995, the management of SDL recognised that its core technical strengths of high reliability and high power were particularly well-suited to the growing market opportunity in fiber optic communications. Since the acquisition of Seastar Optics in 1995, SDL's strategy has increasingly focused on providing solutions for optical communications. SDL's optical communications products power the transmission of data, voice and Internet information over fiber optic networks to meet the needs of telecommunications, DWDM, cable television and satellite communications applications. Led by growth in shipments of its flagship 980 nm semiconductor laser pump module, revenue in 1998 from fiber optic products for terrestrial, undersea and cable television communications increased by more than 100 per cent. compared with 1997. Overall, communications-related revenue increased to 66 per cent. of total revenue in the fourth quarter of 1998.

For the year ended 31 December 1998, SDL generated income before taxes of $13.866 million on revenues of $106.138 million. As at 31 December 1998, SDL had total stockholders' equity of $93.247 million.

SDL Common Stock is traded on the NASDAQ National Market System under the symbol "SDLI". SDL has a current market capitalisation of approximately $1.2 billion as at 30 March 1999, the last dealing day before this announcement, based on the closing SDL Common Stock price on the NASDAQ National Market System of $82.25.

8. Information on IOC

IOC, which is based in Witham, Essex, was formed in 1995 and was floated on AIM in 1996. IOC is the parent company of Integrated Optical Components Limited, which was founded in 1991 with venture capital funding.

The IOC Group's products include 2.5 Gbit/s and 10 Gbit/s modulators and other lithium niobate components which are designed for use in long haul fiber optic transmission systems. The IOC Group manufactures hermetically sealed lithium niobate modulators, developed for high reliability applications for both 2.5 Gbit/s and 10 Gbit/s transmission. The worldwide lithium niobate modulator market is expected to grow significantly as transmission systems continue to move to 10 Gbit/s and 40 Gbit/s data rates per wavelength division multiplexing ("WDM") channel.

The IOC Group has also designed and developed a prototype integrated laser modulator and a prototype integrated driver modulator. These products are currently being market tested.

Since IOC Shares were admitted to AIM, it has invested heavily in its manufacturing capacity and technologies. As a result, the IOC Group now provides high yield manufacturing of high performance products. IOC tests and qualifies all its products to industry quality standards.

For the year ended 30 September 1998, IOC reported a loss on ordinary activities before taxation of (Pounds)2.952 million on turnover of (Pounds)4.025 million. As at 30 September 1998, IOC had equity shareholders' funds of (Pounds)8.802 million.

9. Background to and reasons for the Offer

The acquisition of IOC is intended to expand SDL's range of optical products to its DWDM customers and is a key part of SDL's strategy to offer a full line of critical components to fiber optic systems manufacturers.

SDL is a leading supplier of 980 nm pump modules for use in fiber amplifiers in both terrestrial and undersea communications business. SDL also offers a line of other products for use in the telecommunications business, including fiber Bragg gratings, WDM combined 980 nm pump lasers and modules, high power 1480 nm laser pump modules, fiber amplifiers and tunable 1550 nm sources for telecommunications diagnostic equipment.

The IOC Group's operations, including manufacturing, design, development and sales and marketing, are based in the United Kingdom. The combination of SDL and IOC is expected to enhance SDL's presence in Europe and to enable greater penetration of the US market by IOC. The IOC Group will also bring technological expertise to SDL in the design of high frequency packaging.

The IOC board believes that becoming part of the SDL Group will provide the IOC Group with greater resources to further develop its products, particularly the ability to create integrated component modules which are of increasing interest to DWDM customers. It is expected that the Enlarged Group will have the credibility and critical mass to gain improved acceptance with key customers, which is of growing importance in a competitive market already subject to rapid change and consolidation.

The IOC board believes, having been so advised by Henry Cooke and having taken into account the prospects for IOC as an independent company, that the Offer is in the best interests of IOC and its shareholders.

10. Management and employees

Existing employment rights, including pension rights, of the management and employees of the members of the IOC Group will be fully safeguarded.

Following the acquisition, the IOC executive management team is expected to remain, including Mike Powell, who will continue as managing director of IOC. The IOC operating unit will report to Gregory P. Dougherty, the chief operating officer of SDL. SDL expects to integrate the sales organisations into a common structure.

11. Financial effects of acceptance

The financial effects of acceptance of the Offer are set out in Appendix 3 to this announcement.

12. Offer Document

Subject to the satisfaction of the pre-condition set out in Appendix 1 to this announcement, Rea Brothers Limited, on behalf of SDL, will issue the Offer Document to IOC Shareholders in due course. The making of the Offer and the posting of the Offer Document are conditional on the Registration Statement becoming effective. SDL will make an announcement that the Registration Statement has become effective through the London Stock Exchange as soon as practicable after this event has occurred.

13. General

Appendix 4 to this announcement contains definitions of the terms used in this announcement.

The directors of SDL accept responsibility for the information contained in this press announcement, except for the information in this press announcement concerning IOC, its subsidiary and their respective businesses, the directors of IOC and their connected persons and persons acting in concert with, and associates of, IOC. Subject as aforesaid, to the best of the knowledge and belief of the directors of SDL (who have taken all reasonable care to ensure that such is the case), the information contained in this press announcement for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of IOC accept responsibility for the information contained in this press announcement concerning IOC, its subsidiary and their respective businesses, themselves and their connected persons and persons acting in concert with, and associates of, IOC. To the best of the knowledge and belief of the directors of IOC (who have taken all reasonable care to ensure that such is the case), the information contained in this press announcement for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The statements set out in the two immediately preceding paragraphs are included solely to comply with the requirements of Rule 19.2 of the City Code and shall not be deemed to establish or expand any liability under the Securities Act or any state securities legislation in the United States.

This announcement does not constitute an offer or invitation to purchase or sell any securities.

The availability of the Offer to persons not resident in the UK may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the UK should inform themselves about and observe any applicable requirements. Further details in relation to Overseas Shareholders will be contained in the Offer Document.

The Offer will not be made, directly or indirectly in, nor is the Offer capable of acceptance from, the United States, Canada, Australia or Japan or by use of the mails of, or by any means or instrumentality of inter-state or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada, Australia or Japan and cannot be accepted by any such use, means or instrumentality or otherwise from within the United States, Canada, Australia or Japan. This includes, but is not limited to, the post, facsimile transmission, telex and telephones. Accordingly, copies of this announcement are not being, and must not be mailed or otherwise distributed or sent in or into, the United States, Canada, Japan or Australia. The Offer will not necessarily be made in compliance with the United States Securities Exchange Act of 1934. Furthermore, the relevant clearances have not been obtained and will not be obtained, in relation to the New SDL Common Stock from the Securities Commission of any province in Canada; no prospectus in relation to the New SDL Common Stock has been, or will be, lodged with or registered by the Australian Securities Commission; nor have steps been taken to enable the New SDL Common Stock to be offered in Japan in compliance with the applicable securities laws of Japan. Accordingly, the New SDL Common Stock may not be offered, sold or delivered, directly or indirectly, into the United States, Canada, Australia or Japan. Persons receiving this announcement, (including custodians, nominees and trustees) must not distribute or send it in or into, the United States, Canada, Japan or Australia. Notwithstanding these restrictions, SDL will retain the right to permit the Offer to be accepted and any sale of securities to be completed if, in its sole discretion, it is satisfied that the transaction in question is exempt from or not subject to the legislation or regulation giving rise to the restrictions in question.

Statements in this press announcement which are not historical, including statements regarding SDL's or IOC's or their respective management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (a US statute). Such statements include statements regarding SDL's intention to expand its product range, its customer base, its markets and presence in Europe with manufacturing, development and sales and marketing, its belief that the worldwide lithium niobate modulator market will grow significantly, its expectation to retain the IOC management team, the terms of the Offer, and its expectations to complete the acquisition during the second quarter of 1999. It is important to note that SDL's and IOC's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include risks related to uncertainties in or failure to meet customer and market requirements, failure to achieve or participate in market growth, failure to achieve a profitable operation, inability to penetrate the European markets, delay or failure to complete the transaction in the second quarter of 1999, delay or failure to successfully incorporate the acquired business, an inability to retain the present IOC management team and the risk factors listed from time to time in SDL's SEC reports including but not limited to the annual reports on Form 10-K and 10-K/A for the year ended January 1, 1999.

The Panel wishes to draw to the attention of member firms of NASDAQ certain UK dealing disclosure requirements following the announcement of SDL's intention to make an offer for IOC. This announcement commences an offer period for the purposes of the City Code, which is published and administered by the Panel. An offer period is deemed to commence at the time when an announcement is made of a proposed or possible offer, with or without terms. SDL has equity securities traded on the NASDAQ National Market System. These disclosure requirements are set out in Rule 8 of the City Code. In particular, Rule 8.3 requires public disclosure of dealings during an offer period by persons who own or control, or who would as a result of any transaction own or control, one per cent. or more of any class of relevant securities of SDL or IOC. In the case of the offer for IOC, this requirement will apply until the offer becomes or is declared wholly unconditional or lapses.

Disclosure should be made on an appropriate form before 12 noon (UK time) on the business day following the date of the dealing transaction. These disclosures should be sent to the Panel (fax number: +44 (0) 171 638 1554). Copies of appropriate disclosure forms may be obtained on request by faxing Bird & Bird on +44 (0) 171 415 6111 (attention: Chris Barrett).

The Panel requests that member firms advise those of their clients who wish to deal in the securities of SDL in the US, that they may be affected by these requirements. If there is any doubt as to their application, the Panel should be consulted (telephone number: +44 (0) 171 382 9026, fax number: +44 (0) 171 638 1554).

The attention of IOC Shareholders not resident in the UK is drawn to the relevant provisions of the formal Offer Document which, subject to the satisfaction of the pre-condition referred to above, will be despatched on behalf of SDL in due course.

Rea Brothers Limited, which is regulated by The Securities and Futures Authority Limited, is acting exclusively for SDL and no-one else in connection with the Offer and will not be responsible to anyone other than SDL for providing the protections afforded to customers of Rea Brothers Limited nor for providing advice in relation to the Offer.

Henry Cooke Corporate Finance Ltd, which is regulated by The Securities and Futures Authority Limited, is acting exclusively for IOC and no-one else in connection with the Offer and will not be responsible to anyone other than IOC for providing the protections afforded to customers of Henry Cooke Corporate Finance Ltd nor for providing advice in relation to the Offer.

Rea Brothers Limited has approved the contents of this announcement solely for the purposes of section 57 of the Financial Services Act 1986.

                                  APPENDIX 1

                   Pre-condition and conditions of the Offer

1. Pre-condition

The making of the Offer and the posting of the Offer Document are conditional upon a Registration Statement with respect to the New SDL Common Stock having become effective under US Securities Law.

2. Conditions

The Offer will comply with the Securities Act and the applicable rules and regulations of the NASDAQ and AIM markets and any other relevant regulatory bodies and the City Code (except to the extent of any dispensation, waiver or exemption granted by the appropriate body or (as the case may be) the Panel). The Offer will be governed by English law and will be subject to the jurisdiction of the courts of England and to the terms and conditions set out below, in the Offer Document and the related form of acceptance.

The Offer will be subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) not later than 3.00 p.m. (UK time) on the Initial Closing Date (or such later time(s) and/or date(s) as SDL may, subject to the Rules of the City Code, decide) in respect of not less than 90 per cent. of the IOC Shares to which the Offer relates (or such lesser percentage as SDL may decide), provided that this condition will not be satisfied unless SDL and any of its wholly-owned subsidiaries shall have acquired or agreed to acquire (either pursuant to the Offer or otherwise) IOC Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of IOC (including for the purpose of this condition, to the extent, if any, required by the Panel, any voting rights attaching to any shares in IOC which may be unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances pursuant to the exercise of any outstanding conversion or subscription rights or otherwise). For the purpose of this condition the expression "IOC Shares to which the Offer relates" shall mean the aggregate of:

  (i) the IOC Shares allotted on or before the date the Offer is made; and

  (ii) the IOC Shares unconditionally allotted after that date but on or before the first closing date of the Offer (or such later date(s) as SDL may decide), but excluding any IOC Shares which, on the date the Offer is made, are held by SDL or its associates (within the meaning of section 430E of the Companies Act 1985), or which, at that date, SDL or its associates have contracted to acquire;

(b) the New SDL Common Stock to be issued pursuant to the Offer having been approved for listing on the NASDAQ National Market System, subject to official notice of the issue of such New SDL Common Stock;

(c) no stop order suspending the effectiveness of the Registration Statement with respect to the New SDL Common Stock having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

(d) SDL having received a letter from Ernst & Young LLP, dated as of the date on which the Offer becomes or is declared unconditional in all respects, to the effect that no conditions exist in relation to IOC (other than any arising as a result of anything done by any member of the IOC Group pursuant to a request evidenced in writing by or on behalf of SDL) that would preclude SDL accounting for the Offer as a pooling of interests under Accounting Principles Board Opinion No. 16;

(e) it having been established, in terms satisfactory to SDL, that the proposed acquisition of IOC by SDL or any matter arising from that acquisition will not be referred to the Monopolies and Mergers Commission;

(f) no government or governmental, quasi-governmental, supranational, statutory or regulatory body, trade agency, professional association, institution, court or any other person or body in any jurisdiction having instituted, implemented or threatened any action, proceedings, suit, investigation or enquiry or enacted or made, or having proposed to enact or make, any statute, regulation, order or decision that might:

  (i) make the Offer or the acquisition or the proposed acquisition of any or all IOC Shares by SDL void, illegal or unenforceable or directly or indirectly restrict, prohibit, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, the Offer or any acquisition of shares in IOC by SDL which in any such case interfere with the Offer or any such acquisition to a materially adverse extent;

  (ii) result, directly or indirectly, in a material delay in the ability of SDL to acquire all or any of the IOC Shares;

  (iii) require the divestiture by any member of IOC Group or any member of SDL or the SDL Group of all or any material part of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct their respective businesses or own their respective assets or properties;

  (iv) impose any limitation on the ability of any member of the SDL Group to acquire or hold, or to exercise effectively, directly or indirectly, all or any rights of ownership of shares in any member of the IOC Group or on the ability of any member of the IOC Group to acquire or hold, or to exercise effectively, directly or indirectly, all or any rights of ownership of shares in any other member of the IOC Group or to exercise management control over IOC or any member of the IOC Group;

  (v) otherwise materially and adversely affect the business, profits or prospects of the IOC Group or of the SDL Group;

  (vi) result in any member of the IOC Group ceasing to be able to carry on business under the name under which it presently does so; or

  (vii) result in any member of the SDL Group having to dispose of any shares or other securities in any member of the IOC Group or the SDL Group;

    and all applicable waiting periods during which any such government, body, agency, association, institution, court or person could institute, implement or threaten any such action, proceedings, suit, investigation or enquiry having expired, lapsed or been terminated;

(g) all authorisations, orders, recognitions, grants, consents, confirmations, permissions and approvals necessary or appropriate for or in respect of the Offer and the proposed acquisition of IOC by SDL being obtained in terms and form satisfactory to SDL from the appropriate governments, governmental, quasi-governmental, supranational, statutory and regulatory bodies, trade agencies, professional associations, institutions, courts and persons and bodies and with whom any member of the IOC Group or the SDL Group has entered into contractual arrangements and such authorisations, orders, recognitions, grants, consents, confirmations, permissions and approvals remaining in full force and effect and there being no intimation of any intention to revoke any of them and all necessary filings having been made and all applicable waiting periods under any applicable legislation or regulation in any jurisdiction having expired or been terminated and all necessary statutory and regulatory obligations in any jurisdiction having been complied with;

(h) except as disclosed in writing to SDL on or before 8.00 a.m. (UK time) on 31 March 1999, there being no provision of any arrangement, agreement or other instrument to which any member of the IOC Group or any partnership, joint venture or company in which any member of the IOC Group has a substantial interest ("associated person") is a party or by or to which any such member or associated person or any of its assets may be bound or be subject which, in consequence of the Offer or the proposed acquisition of IOC Shares by SDL, would or may result, to an extent which is material in the context of the IOC Group taken as a whole, in:

  (i) any indebtedness of any such member or associated person being or becoming capable of being repayable prior to its stated maturity date or the ability of such member or associated person to incur any indebtedness being withdrawn or inhibited;

  (ii) the creation of any mortgage, charge or other security interest over the whole or any material part of the business property or assets of any member of the IOC Group or any such security (whenever arising or having arisen) becoming enforceable;

  (iii) any such arrangement, agreement, licence, permit or franchise or instrument being terminated or materially and adversely modified or any material action being taken or onerous obligation arising thereunder;

  (iv) any assets of any such member or associated person being disposed of otherwise than in the ordinary course of business;

  (v) the respective financial or trading position or prospects of any such member or associated person being materially and adversely affected;

  (vi) the interest or business of any such member or associated person in or with any venture, firm or company (or any arrangements relating to such interest or business) being terminated or materially and adversely affected; or

  (vii) the creation of any mortgage, charge or other security over the whole or any part of the business, property or assets of any such member or associated person;

(i) save as disclosed in the annual report and accounts of IOC for the financial year ended 30 September 1998 or announced on or before 8.00 a.m. (UK time) on 31 March 1999 through the London Stock Exchange or as disclosed to SDL in writing on or before 8.00 a.m. (UK time) on 31 March 1999, no member of the IOC Group having since 30 September 1998:

  (i) issued or authorised or proposed the issue of additional shares of any class which were outstanding or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for the issue of shares pursuant to the exercise of options granted on or before 30 September 1998 under the IOC Share Option Schemes);

  (ii) recommended, declared, paid or made or proposed to declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise, other than any distribution by any wholly owned subsidiary within the IOC Group;

  (iii) authorised or proposed or announced its intention to propose any merger or acquisition, demerger, disposal or transfer of assets (other than in the ordinary course of trading) or shares or change in its share or loan capital;

  (iv) issued any debentures or incurred any indebtedness or contingent liability which is material in the context of the IOC Group taken as a whole;

  (v) purchased, repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or redeemed or reduced any part of its share capital;

  (vi) disposed of or transferred, mortgaged or encumbered any asset or any right, title or interest in any asset which is material in the context of the IOC Group taken as a whole;

  (vii) been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop, or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

  (viii) entered into or varied, any arrangement, agreement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term or unusual nature or which involves or could involve an obligation of a nature or magnitude which is material in the context of the IOC Group taken as a whole;

  (ix) entered into any arrangement, agreement or commitment otherwise than in the ordinary course of its business which is material in the context of the IOC Group taken as a whole;

  (x) entered into or varied the terms of any service agreement with any director or senior executive or any connected person of any such person (within the meaning of section 346 of the Companies Act 1985) of IOC;

  (xi) waived or compromised any claim which is material in the context of the relevant member of the IOC Group;

  (xii) in the case of IOC, proposed any voluntary winding-up;

  (xiii) made any alteration to its memorandum and articles of association or other incorporation documents; or

  (xiv) entered into any arrangement, agreement or commitment or passed any resolution in general meeting with respect to any of the transactions or events referred to in this paragraph;

(j) except as disclosed in writing to SDL on or before 8.00 a.m. (UK time) on 31 March 1999, prior to the date when the Offer would otherwise become unconditional:

  (i) there having been no receiver, administrative receiver or other encumbrance appointed over any material portion of the assets of any member of the IOC Group or any other analogous proceedings or steps having taken place under the laws of any relevant jurisdiction and there having been no petition presented for the administration of any member of the IOC Group or any equivalent proceedings or steps taken under the laws of any other jurisdictions;

  (ii) there having been no material adverse change in the business, assets, financial or trading position or prospects of the IOC Group taken as a whole;

  (iii) there having been no material litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the IOC Group is a party (whether as plaintiff, defendant or otherwise) and no such proceedings having been threatened against any member of the IOC Group; and

  (iv) no contingent liability having arisen which might be likely materially and adversely to affect the IOC Group taken as a whole;

(k) except as disclosed in writing to SDL on or before 8.00 a.m. (UK time) on 31 March 1999, SDL not having discovered prior to the date when the Offer would otherwise become unconditional that:

  (i) the financial or business information concerning the IOC as contained in the information publicly disclosed at any time by any member of the IOC Group contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading;

  (ii) any past or present member of the IOC Group has not complied with any applicable legislation or regulations of any jurisdiction with regard to the disposal, spillage or leak of waste or disposal or emission of hazardous substances with which non-
      compliance would be likely to give rise to any material liability (whether actual or contingent) on the part of any member of the IOC Group;

  (iii) there has been a disposal, spillage or leak of waste or hazardous substances on or there has been an emission of waste or hazardous substances from any property now or previously owned, occupied or made use of by any past or present member of the IOC Group which would be likely to give rise to any material liability, (whether actual or contingent), on the part of any member of the IOC Group;

  (iv) there is any material liability (whether actual or contingent) to make good, repair, re-instate or clean-up any property now or previously owned, occupied or made use of by any past or present member of the IOC Group under any environmental legislation, regulation or order of any government, quasi-government, state or local government, supranational, statutory or regulatory body, agency, association, institution, court or any other person or body in any jurisdiction; or

  (v) circumstances exist (whether as a result of the making of the Offer or otherwise):

     (A) which would be likely to lead to any government, quasi-government, state or local government, supranational, statutory or regulatory body, agency, association, institution, court or any other person or body in any jurisdiction instituting; or

     (B) whereby any member of the SDL Group or any present or past member of the IOC Group would be likely to be required to institute an environmental audit or take any other steps which would in any case be likely to result in any actual or contingent material liability to make good, repair, re-instate, or clean up any property now or previously owned, occupied or made use of by any member of the IOC Group.

SDL reserves the right to waive all or any of conditions (c) to (k) inclusive in whole or in part. If SDL is required by the Panel to make an offer or offers for IOC Shares under the provisions of Rule 9 of the City Code, SDL may make such alterations to the conditions, including that in paragraph (a) above, as are necessary to comply with the provisions of that Rule.

SDL also reserves the right, subject to the consent of the Panel, to extend the time allowed under the City Code for satisfaction of condition (a) until such time as conditions (c) to (k) inclusive have been satisfied or, to the extent permitted, waived. SDL shall be under no obligation to waive or treat as satisfied any of conditions (c) to (k) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled or satisfied and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment or satisfaction.

The Offer will lapse if the proposed acquisition of IOC by SDL, or any matter arising therefrom, is referred to the Monopolies and Mergers Commission before the Initial Closing Date.

3. Certain further terms of the Offer

A Registration Statement relating to the New SDL Common Stock to be offered in the Offer will be filed with the US Securities and Exchange Commission and such securities may not be offered or sold nor may the Offer be accepted prior to the time such Registration Statement becomes effective. The Offer will be made only by means of formal offer documentation.

                                  APPENDIX 2

                           Irrevocable undertakings

The UK directors of IOC and certain other IOC Shareholders have given irrevocable undertakings to accept the Offer in respect of holdings amounting in total to 19,766,175 IOC Shares, representing approximately 63.49 per cent. of IOC's issued share capital as at 30 March 1999.

                                                            Holdings  Percentage
                                                               of     of issued
Name                                                       IOC Shares IOC Shares
----                                                       ---------- ----------
D.P. Taylor...............................................      7,500    0.02
M.A. Powell...............................................    990,000    3.18
T.G. Collins..............................................     30,000    0.10
Funds managed by Mercury Asset Management Ltd.............  2,732,500    8.78
Funds managed by Invesco Asset Management Ltd.............  4,177,000   13.42
3i Group plc..............................................  4,275,845   13.73
The Fleming Mercantile Investment Trust plc...............  3,496,000   11.23
Funds managed by Newton Investment Management Ltd.........  4,057,330   13.03
                                                           ----------   -----
                                                           19,766,175   63.49
                                                           ==========   =====

Irrevocable undertakings to accept the Offer given by the UK directors of IOC extend to any IOC Shares arising from the exercise of options held under the IOC Share Option Schemes. All of the irrevocable undertakings will continue to be binding even if a higher competing offer is made for IOC, except as follows: the irrevocable undertakings from Mercury Asset Management Ltd and Invesco Asset Management Ltd cease to be binding if a competing offer is made for IOC on improved terms; the irrevocable undertaking from 3i Group plc applies to a recommended offer and lapses on 30 June 1999 and will cease to be binding if a competing offer is made for IOC on improved terms; and the irrevocable undertaking from The Fleming Mercantile Investment Trust plc ceases to be binding in the event that a competing offer is made at a price exceeding (Pounds)1.00 per IOC Share. In addition, Newton Investment Management Ltd has indicated to SDL its intention to exchange the IOC Shares under its management for shares of New SDL Common Stock on the same terms as the Offer, notwithstanding that a competing offer may be made or that the Offer may be varied, lapsed or withdrawn.

N.S. Kapany, a director of IOC, is the beneficial holder of 200,000 IOC Shares but has not given an irrevocable undertaking to accept the Offer as he is a US citizen and the Offer may not be made in or into the United States. SDL intends in due course to apply the provisions of sections 428 to 430 of the Companies Act 1985 in order to compulsorily purchase N.S. Kapany's IOC Shares.

Those directors of IOC who hold options under the IOC Share Option Schemes have also irrevocably undertaken, to the extent that they exercise any options, to accept the Offer in respect of the resulting IOC Shares or to accept proposals to be made by SDL to exchange their options for options over SDL Common Stock.

                                  APPENDIX 3

                        Financial effects of acceptance

The information set out hereunder shows, for illustrative purposes only and on the bases and assumptions set out in the notes below, the financial effects of acceptance on capital value and income for a holder of 100 IOC Shares accepting the terms of the Offer, if the Offer becomes or is declared unconditional in all respects:

(a) Capital value

                                                             Notes   (Pounds)
                                                             ----- ------------
Sterling equivalent value of 1.815 shares of New SDL Common
 Stock issued in exchange for 100 IOC Shares...............   (i)         92.64
Market value of 100 IOC Shares.............................  (ii)         55.50
                                                                   ------------
Increase in value..........................................  (iii)        37.14
                                                                   ============
This represents an increase of.............................  (iii) 67 per cent.

Notes:

(i) The sterling equivalent of SDL Common Stock is based on the NASDAQ National Market System closing price of $82.25 per share of SDL Common Stock on 30 March 1999, the last dealing day before this announcement, and an exchange rate of $1.6115 to (Pounds)1, being the 30 March 1999 Noon Buying Rate.

(ii) The market value attributed to 100 IOC Shares is based on the IOC Closing Price of 55.5p on 30 March 1999, the last dealing day before this announcement.

(iii) No account has been taken of any liability to taxation or of the treatment of any fractional entitlements to New SDL Common Stock.

(b) Income

SDL did not declare or pay a dividend in respect of the year ended 31 December 1998. SDL intends to continue its policy of retaining earnings for use in its operations and in the expansion of its business and therefore does not anticipate paying any cash dividends or making any other form of distribution of income for the foreseeable future.

IOC did not declare or pay a dividend in respect of the year ended 30 September 1998.

                                  APPENDIX 4

Definitions

The following definitions apply throughout this document, unless the context requires otherwise:

"AIM"                      the Alternative Investment Market of the London
                           Stock Exchange

"Australia"                the Commonwealth of Australia, its territories and
                           its possessions

"City Code"                The City Code on Takeovers and Mergers

"Enlarged Group" or        the SDL Group following the acquisition of IOC pur-
"Enlarged SDL Group"       suant to the Offer

"Henry Cooke"              Henry Cooke Corporate Finance Ltd

"Initial Closing Date"     3.00 p.m. (UK time) on the 21st day after the date
                           of the posting of the Offer Document, unless SDL, in its discretion and subject to the Rules of the City Code, shall have extended the Offer, in which case the term "Initial Closing Date" shall mean the latest time and date at which the Offer, as so ex-tended by SDL, will expire or, if earlier, the time at which the conditions of the Offer set out in paragraph 2 of Appendix 1 are satisfied or, to the extent permitted, waived

"IOC"                      IOC International plc

"IOC Closing Price"        the middle market closing price for an IOC Share as
                           derived from the AIM section of the London Stock
                           Exchange Daily Official List

"IOC Group"                IOC and its subsidiary undertaking (as such term is
                           defined in the Companies Act 1985)

"IOC Shares"               the existing issued and fully paid ordinary shares
                           of 10p each in the capital of IOC and any further such shares which are unconditionally allotted or issued while the Offer remains open for acceptance
                           (or prior to such earlier date, not being earlier than the Initial Closing Date, as SDL may decide)

"IOC Shareholders"         holders of IOC Shares

"IOC Share Option          the 1997 IOC Employee Share Scheme, the 1998 IOC
Schemes"                   Executive Share Option Scheme, the share option
                           agreement between Integrated Optical Components
                           Limited and M.A. Powell and others dated 28 March
                           1994 (as amended), the individual agreements be-tween IOC and each of M.A. Powell, A.C. O'Donnell,
                           S.J. Meyrick, J.D. Dodson and R.P. Harley dated 27
                           February 1996, the agreement between IOC and Henry
                           Cooke dated 27 February 1996 (as amended), the agreement between IOC and T.G. Collins dated 5 Au-gust 1996 and the agreement between IOC and N. Hea-ley dated 1 May 1997

"London Stock Exchange"    London Stock Exchange Limited

"NASDAQ" the computerised quotation system sponsored by the National Association of Securities Dealers

"New SDL Common Stock"     SDL Common Stock to be issued pursuant to the Offer

"Noon Buying Rate"         the noon buying rate of US dollars for cable trans-
                           fer in New York City in pounds sterling as certi-fied by the New York Federal Reserve Bank for cus-toms purposes

"Offer" the proposed offer to be made by Rea Brothers, on behalf of SDL, on the terms and subject to the con-ditions to be set out in the Offer Document to ac-quire the IOC Shares and, where the context admits, any subsequent revision, variation, extension or renewal thereof

"Offer Document"           the formal offer document proposed to be sent to
                           holders of IOC Shares containing, inter alia, the terms and conditions and further details of the Of-fer and such other information as required by the City Code and US Securities Law

"Overseas Shareholders"    holders of IOC Shares resident in or nationals or
                           citizens of, jurisdictions outside the United King-dom or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of other countries

"Panel"                    The Panel on Takeovers and Mergers

"Rea Brothers"             Rea Brothers Limited

"Registration Statement"   the registration statement on Form S-4 relating to
                           the Offer to be filed by SDL under the Securities
                           Act

"SDL" or "the Company"     SDL, Inc.

"SDL Common Stock"         $.001 par value Common Stock of SDL

"SDL Group"                SDL and its subsidiaries

"SDL Stockholders"         holders of SDL Common Stock

"SEC"                      the US Securities and Exchange Commission

"Securities Act"           US Securities Act of 1933, as amended, and the
                           rules thereunder

"UK" or "United Kingdom"   the United Kingdom of Great Britain and Northern
                           Ireland

"US GAAP"                  generally accepted accounting principles as applied
                           in the US

"US Securities Law"
                           the Securities Act, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder

"United States" or "US"    the United States of America, its territories and
                           possessions, any state of the United States of America and the District of Columbia

"$"                        United States dollars

"(Pounds)" or "GBP"        United Kingdom pounds sterling